COLONIAL CONNECTICUT TAX-EXEMPT FUND
                             FUND YIELD CALCULATION
                           (CALENDAR MONTH-END METHOD)
                        30-DAY BASE PERIOD ENDED 1/31/98
                                                 6
                            FundYield=  [(a-b +1)   ]
                                       2[ ---     -1]
                                        [ cd    )   ]

                                               CLASS A     CLASS B      CLASS C
a = dividends and interest earned
    during the month .....................    $321,033    $337,205      $1,742

b = expenses accrued during the month....       50,785     105,927         442

c = average dividend shares
    outstanding during the month ........   10,228,345  10,743,656      55,504

d = class maximum offering price per share
    on the last day of the month ........       $8.22        $7.83       $7.83


    YIELD...............................        3.89%         3.32%      3.62%
                                                -----         -----      -----

    YIELD  WITHOUT WAIVER..............         3.71%         3.14%      3.12%
                                                -----         -----      -----
    TAX-EQUIVALENT YIELD: ............          6.74%         5.76%      6.28%
                                                -----         -----      -----